Exhibit 99.1

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxgyn.com

For Immediate Release

Maxygen Reports First Quarter 2009 Financial Results

REDWOOD CITY, Calif., May 11, 2009 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced financial and business results for the quarter ended March 31, 2009.

First Quarter 2009 Financial Results

Maxygen reported a net loss of $1.1 million, or $0.03 per basic and diluted share, for the first quarter of 2009, compared to a net loss of $13.7 million, or $0.37 per basic share, for the same period in 2008. The decrease in net loss was primarily due to an increase in revenue and a decrease in research and development expenses.

Revenue for the first quarter of 2009 was $8.5 million, compared to $1.4 million for the same period in 2008. The increase in revenue resulted from an increase in collaborative research and development revenue received under the company’s collaboration agreement with Astellas for its MAXY-4 program, which began in September 2008, and an increase in technology and license revenue under Maxygen’s license agreement with Codexis.

Total expenses were $10.0 million in the first quarter of 2009, compared to $17.2 million in the first quarter of 2008. The decrease in expenses was primarily due to reduced external research and manufacturing expenses associated with the development of MAXY-VII and MAXY-G34 and decreased expenses due to the cessation of operations at Maxygen’s Denmark site on February 29, 2008.

Excluding the impact of non-cash stock compensation expense under SFAS 123(R), Maxygen reported non-GAAP net income (see Footnote A) of approximately $332,000, or $0.01 per basic share, in the first quarter of 2009, compared to a non-GAAP net loss of approximately $12.5 million, or $0.34 per basic share, in the first quarter of 2008.

At March 31, 2009, cash, cash equivalents and marketable securities totaled $200.9 million.

Business Results

In the first quarter of 2009, Maxygen recognized technology and license revenue of approximately $3.6 million relating to amounts paid or payable to the company under its license agreement with Codexis. Of the amount recognized, $3.2 million is payable in connection with the recent expansion of the collaboration agreement between Codexis and Royal Dutch Shell plc related to the development of biofuels, which included an equity investment in Codexis by Shell. As a result of the equity investment by Shell, Maxygen’s equity ownership in Codexis was reduced to approximately 22% of Codexis’ outstanding shares.

In April 2009, Maxygen completed the restructuring plan it announced in October 2008 that has resulted in the termination of approximately 30% of its workforce. The company continues to actively pursue its revised corporate strategy regarding the evaluation of potential strategic options, including the sale or disposition of one or more corporate assets, a strategic business combination, or other transactions.

In May 2009, Maxygen entered into an agreement with Cangene Corporation pursuant to which Cangene was granted options to obtain certain licenses to intellectual property rights associated with the MAXY-G34 program to fulfill potential future government contracts related to the development, manufacture and procurement of MAXY-G34 for the treatment or prevention of neutropenia associated with acute radiation syndrome. Maxygen has received an option fee of $500,000 and is eligible to receive an option exercise fee, as well as additional license fees based on a percentage of net contract revenue received by Cangene, to the extent that Cangene is awarded one or more applicable government contracts and exercises an option for a license.

Conference Call

Maxygen will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss first quarter 2009 financial results. Participants in the U.S. can access the call by dialing 866.804.6921 and using the passcode 85132066. International participants can dial 857.350.1667 and use the same passcode. A live webcast of the conference call will be available on the Maxygen web site at www.maxygen.com/webcasts.

Telephone and webcast replays of the conference call will be available until June 12, 2009. To access the telephone replay, dial 888.286.8010 (U.S.) or 617.801.6888 (international) and use the passcode 77659401. To access the webcast archive, go to www.maxygen.com/webcasts.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. The company’s portfolio includes MAXY-4, partnered with Astellas Pharma, Inc., under which the company and Astellas are exploring new CTLA4-Ig product candidates for the treatment of rheumatoid arthritis, transplantation rejection and other autoimmune disorders. Maxygen also has a MAXY-G34 program, designed to be an improved long-acting G-CSF for the treatment of neutropenia. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects and financial position, including the plans or ability of either us or Astellas Pharma, Inc. to continue the development of our MAXY-4 product candidates; whether we will receive any future payments under our license agreement with Codexis; the plans or ability of Cangene to obtain any government contracts that will result in the payment of any future license fees to us under our agreement with Cangene; our ability or plans to continue the development of our MAXY-G34 product candidate for the treatment of chemotherapy-induced neutropenia or enter into a collaborative or other arrangement with a third party to fund the further development of this product candidate; and our continued evaluation of strategic options and whether such evaluation will result in any specific transactions or outcomes. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2008, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Revenues:
Collaborative research and development revenue	$3,996	$—
Technology and license revenue (including related party)	3,611	157
Grant revenue	907	1,286

Total revenues	8,514	1,443
Expenses:
Research and development	7,033	13,106
General and administrative	2,885	3,513
Restructuring charge	98	533

Total operating expenses	10,016	17,152

Loss from operations	(1,502)	(15,709)
Interest income and other (expense), net	382	1,991

Net loss	$(1,120)	$(13,718)

Basic and diluted net loss per share	$(0.03)	$(0.37)
Shares used in computing basic and diluted net loss per share	37,900	36,996

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$200,868	$206,483
Related party receivable	3,198	—
Receivables, prepaid and other assets	7,099	4,727
Property and equipment, net	2,240	2,347

Total assets	$213,405	$213,557

Other liabilities	$7,234	$8,687
Restructuring accrual	382	1,114
Total deferred revenue	7,951	9,244
Stockholders’ equity	197,838	194,512

Total liabilities and stockholders’ equity	$213,405	$213,557

Note 1: Derived from consolidated audited financial statements as of December 31, 2008.

Footnotes

(A)	Non-GAAP Financial Measures

To supplement our consolidated financial statements, we have provided non-GAAP net income (loss) and net income (loss) per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP net income (loss) and net income (loss) per share excludes the impact of stock compensation expense. We believe that it is useful as a supplemental measure in assessing the performance of our business and is used by our management to evaluate business results. Below is a reconciliation of GAAP net loss and non-GAAP net income (loss) and net income (loss) per share (in thousands, except per share amounts):

	Three Months Ended March 31,
	2009	2008
Net loss	$(1,120)	$(13,718)
Stock compensation expense	1,452	1,231

Non-GAAP net income (loss)	$332	$(12,487)

Shares used in computing Non-GAAP basic net income (loss) per share	37,900	36,996
Non-GAAP basic net income (loss) per share	$0.01	$(0.34)

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Contact:

Dana Fruehling

dana.fruehling@maxygen.com

650.298.5486